Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

THIS LOAN AGREEMENT (together with all schedules, riders, exhibits and the Information Certificate annexed hereto from time to time, this “Agreement”) is entered into May 10, 2017, between SUNTRUST BANK, a bank organized under the laws of the State of Georgia (“Lender”) and LAKELAND INDUSTRIES, INC., a Delaware corporation (“Borrower”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Terms Schedule or the Definitions Schedule annexed hereto, as applicable. All schedules, Riders and exhibits, as well as the Information Certificate, annexed hereto are incorporated herein and made a part hereof.

SECTION 1.        LOANS AND TERMS OF REPAYMENT

1.1         Revolver Loans.

(a)          Subject to the terms and conditions of this Agreement, Lender agrees to establish the Commitment pursuant to which Lender shall make loans to Borrower (each a “Revolver Loan”) from time to time, on Borrower’s request therefor, on any Business Day during the Term (other than the last Business Day of the Term) in an aggregate principal amount outstanding at any time that will not result in Lender’s Revolver Credit Exposure exceeding the lesser of (i) the Revolver Commitment Amount minus the Availability Reserve, or (ii) the Borrowing Base at any date of determination. During the term of this Agreement, Borrower shall be entitled to borrow, prepay and reborrow Revolver Loans in accordance with the terms and conditions of this Agreement; provided, that Borrower may not borrow or reborrow if a Default or an Event of Default exists or would result therefrom. Lender shall have no obligation to honor any request for a Revolver Loan on or after the Commitment Termination Date. The initial proceeds of the Revolver Loans and the proceeds of the Term Loan shall be used to pay existing Indebtedness of Borrower to AloStar Bank, together with all transaction fees, costs and expenses related thereto. The proceeds of subsequent Revolver Loans may be used by Borrower solely to pay the Obligations or to make expenditures for other lawful purposes of Borrower to the extent not prohibited by this Agreement or applicable law. In no event may any Revolver Loans be used to purchase or to carry, or to reduce, retire or refinance any Indebtedness incurred to purchase or carry, any margin stock, as defined by Regulation U of the Board of Governors of the Federal Reserve System, or for any related purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Revolver Loans and interest accruing thereon shall be evidenced by the records of Lender (including the Loan Account) and by the Revolver Note.

(b)          If at any time the aggregate Revolver Credit Exposure exceeds the lesser of (i) Revolver Commitment Amount minus the Availability Reserve, or (ii) the Borrowing Base (an “Out-of-Formula Condition”), such aggregate Revolver Credit Exposure shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all benefits thereof. In no event, however, shall Borrower have any right whatsoever to (1) receive any Revolver Loan, or (2) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or an Out-of-Formula Condition. Out-of-Formula Loans shall be payable immediately on demand. For so long as an Out-of-Formula Condition exists, the Obligations, at the election of Lender, shall bear interest at the Default Rate.

(c)          If Borrower has established a controlled disbursement account with Lender, the presentation for payment of any check or other item for payment drawn on such account at a time when there are insufficient funds to cover such payment shall be deemed to be a request for a Revolver Loan on the date of such presentation in the amount of the check or other item presented for payment. Lender may disburse the proceeds of such Revolver Loan directly to the controlled disbursement account or other appropriate account maintained with Lender. Borrower may also request a Revolver Loan by giving Lender written notice (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit 1.1(c) (a “Notice of Revolver Borrowing”) prior to noon (Atlanta, Georgia time) on the requested date of the requested Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day). The request for the initial Revolver Loan hereunder shall be deemed a request for a Eurodollar Loan and all subsequent Revolver Loans shall be made as Eurodollar Loans until Borrower shall have elected pursuant to Section 1.5(b) that the Revolver Loans be a different Type. All Revolving Loans outstanding at any time shall be of the same Type.

(d)          Lender may make extensions of credit under this Agreement based on communications or instructions received from any Person believed by Lender to be an Authorized Officer of Borrower, or, at the discretion of Lender, if such extensions of credit are necessary to satisfy any Obligations. Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (including any interest, fees or Lender Expenses) shall be deemed irrevocably to be a request (without any requirement for the submission of a notice of borrowing) for a Revolver Loan on the due date of and in an aggregate amount required to pay such Obligations. Lender shall have no obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when any applicable condition precedent set forth in Section 3 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default. The proceeds of each Revolver Loan deemed requested by Borrower under this Section 1.1(d) may be disbursed by Lender by way of direct payment of the relevant Obligations.

1.2         Term Loan.

(a)          Lender shall extend a term loan to Borrower through a single advance in an amount equal to $1,575,000 (the “Term Loan”). The Term Loan shall be made on the Closing Date. The Term Loan shall initially be a Eurodollar Loan until Borrower shall have elected pursuant to Section 1.5(b) that the Term Loan shall be a different Type. The Term Loan shall be of the same Type of interest rate selection.

(b)          Borrower’s obligation to repay the Term Loan shall be evidenced by an installment promissory note (as renewed, amended, substituted or replaced from time to time, the “Term Note”). Lender shall disburse the proceeds of the Term Loan in such other manner as the parties may agree.

(c)          The unpaid principal amount of the Term Note shall be paid in equal monthly principal installments of $13,125 each, beginning on June 1, 2017, and on the first day of each succeeding month until the Commitment Termination Date, when the unpaid principal and interest evidenced by the Term Note shall be fully due and payable.

1.3         Payments.

(a)          All payments with respect to any of the Obligations shall be made to Lender in dollars on the date when due, in immediately available funds, without any offset or counterclaim. Except where evidenced by Notes or other instruments made by Borrower to Lender specifically containing payment provisions in conflict with this Section 1.3 (in which event the conflicting provisions of such instruments shall govern and control), the Obligations shall be due and payable as follows:

(i)          Principal payable on account of the Revolver Loans shall be due and payable immediately upon (x) receipt by Lender or Borrower of any proceeds of any of the Accounts or Inventory, to the extent of such proceeds and (y) the Commitment Termination Date;

(ii)         Interest accrued on the principal balance of the Revolver Loans and the Term Loan during the Term shall be due and payable on (x) the first day of each month, computed in arrears for the prior month; and (y) the Commitment Termination Date; interest accruing at the Default Rate or after the Term shall be payable on demand; and

(iii)        All other Obligations requiring the payment of money, if any, shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.

(b)          Whenever any payment of any Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest thereon shall continue to accrue and shall be payable for such extended period of time. If any amount applied to the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such amount had not been made or received. The provisions hereof shall survive the Commitment Termination Date and payment in full of the Obligations.

1.4         Letters of Credit.

(a)          Lender, in reliance upon the agreements set forth herein, agrees to issue, at the request of Borrower, Letters of Credit for the account of Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the stated expiry date of such Letter of Credit (or in the case of any renewal or extension thereof, the expiry date of any such renewal or extension) and (B) the date that is five (5) Business Days prior to the Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $25,000; and (iii) Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate amount of outstanding Revolver Loans plus the LC Exposure would exceed the lesser of (I) the Revolver Commitment Amount less Availability Reserve, or (II) the Borrowing Base.

(b)          To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall give Lender irrevocable written notice at least five (5) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 3.2, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the following further conditions: (i) such Letter of Credit shall be in such form and contain such terms as Lender shall approve and (ii) Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as Lender shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)          Lender shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. Lender shall notify Borrower of such demand for payment and whether Lender has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Lender with respect to such LC Disbursement. Borrower shall be irrevocably and unconditionally obligated to reimburse Lender for any LC Disbursements paid by Lender in respect of such drawing, without presentment, demand or other formalities of any kind. Unless Borrower shall have notified Lender prior to 11:00 a.m. (Atlanta, Georgia time) on the Business Day immediately prior to the date on which such drawing is honored that Borrower intend to reimburse Lender for the amount of such drawing in funds other than from the proceeds of Revolving Loans, Borrower shall be deemed to have timely given notice of a request for a Revolver Loan that is a Eurodollar Loan to Lender on the date on which such drawing is honored in an exact amount due to Lender; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The proceeds of such Borrowing shall be applied to reimburse Lender for such LC Disbursement.

(d)          If any Event of Default shall occur and be continuing, on the Business Day that Borrower receive notice from Lender demanding the deposit of Cash Collateral pursuant to this paragraph, Borrower shall deposit in an account with Lender, in the name of Lender and for its benefit, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 7.1(d). Such deposit shall be held by Lender as collateral for the payment and performance of the obligations of Borrower under this Agreement. Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Lender and at Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Lender to the reimbursement of LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated be applied to satisfy other obligations of Borrower under this Agreement and the other Loan Documents. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(e)          Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)          Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)         The existence of any claim, set-off, defense or other right which Borrower or any Subsidiary or Affiliate of Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), Lender or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by Lender under a Letter of Credit against presentation of a draft or other document to Lender that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.3, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Lender shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided, that the foregoing shall not be construed to excuse Lender from liability to Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Lender’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of Lender (as finally determined by a court of competent jurisdiction), Lender shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation; regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)          Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, or to ISP 98 (International Standby Practices), as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement.

1.5         Interest Rates.

(a)          The Obligations shall bear interest (i) for that portion of the Term Loan that consists of Base Rate Loans, the Base Rate in effect from time to time plus 1.00% per annum; (ii) for that portion of the Term Loan that consists of Eurodollar Loans, the LIBOR Market Index Rate plus 2.00% per annum; (iii) for that portion of the Revolver Loans that consists of Base Rate Loans, the Base Rate in effect from time to time, plus the Applicable Margin; (iv) for that portion of the Revolver Loans that consists of Eurodollar Loans, the LIBOR Market Index Rate, plus the Applicable Margin; and (v) if any other Loan Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. The Base Rate shall be determined daily on each Business Day and shall be increased or decreased, as applicable, automatically on the date of each such determination. All interest chargeable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days. At any time that an Event of Default exists, the principal amount of the Obligations outstanding shall bear interest at the Default Rate at Lender’s option. The LIBOR Market Index Rate on the date hereof is 0.99500% and therefore (A) the rate of interest in effect hereunder for Revolving Loans which consist of Eurodollar Loans, expressed in simple interest terms as of the date hereof, is 2.745% per annum and (B) the rate of interest in effect hereunder for that portion of the Term Loan bearing interest as a Eurodollar Loan, expressed in simple interest terms as of the date hereof, is 2.99500% per annum.

(b)          Each Loan may be converted to a different Type at the election of Borrower pursuant to this Section 1.5. Borrower may make such election by giving Lender written notice (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit 1.5(b) attached hereto (a “Notice of Conversion”) one (1) Business Day prior to the requested date of a conversion of the Loans to a different Type. Each such Notice of Conversion shall be irrevocable and shall specify the effective date of the election (which shall be a Business Day) made pursuant to such Notice of Conversion, and whether the resulting interest rate election is for Base Rate Loans or Eurodollar Loans. Until Borrower has delivered to Lender a Notice of Conversion, Borrower shall be deemed to have elected all Loans to bear interest as Eurodollar Loans. Borrower shall not be permitted to deliver more than four (4) Notices of Conversion during any Fiscal Year.

1.6         Fees and Reimbursement of Expenses.

(a)          Borrower shall pay to Lender the fees set forth in Item 5(a) of the Terms Schedule.

(b)          Borrower shall reimburse Lender for all Lender Expenses and all other expenses as set forth in Item 5(b) of the Terms Schedule.

(c)          All fees shall be fully earned by Lender when due and payable; except as otherwise set forth herein or required by applicable law, shall not be subject to rebate, refund or proration; are and shall be deemed to be for compensation for services; and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All amounts chargeable to Borrower under this Section 1.6 shall be Obligations secured by the Collateral, shall be payable on demand to Lender, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans from time to time.

1.7         Maximum Interest. In no event shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of the Loan Documents and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law, that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any interest is charged or received in excess of the maximum rate allowable under applicable law (“Excess”), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).

1.8         Loan Account; Account Stated. Lender shall maintain for its books an account (“Loan Account”) evidencing the Obligations resulting from each Loan, including the amount of principal and interest payable from time to time hereunder. Any failure of Lender to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the agreement of Borrower to repay the Obligations in accordance with the Loan Documents. The entries made in the Loan Account shall constitute rebuttably presumptive evidence of the information therein, provided that if a copy of information contained in the Loan Account is provided to an Obligor, or an Obligor inspects the Loan Account at any time, then the information contained in the Loan Account shall be conclusive and binding on such Obligor for all purposes, absent manifest error, unless such Obligor notifies Lender in writing within 30 days after such Obligor’s receipt of such copy or such Obligor’s inspection of the Loan Account of its intention to dispute the information contained therein.

1.9         Application of Payments and Collections. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or hereafter received by Lender from or on behalf of Borrower, and agrees that Lender shall have the continuing right to apply and reapply any and all such payments and collections received at any time hereafter against the Obligations, in such manner as Lender may deem advisable.

1.10       Collateral. All of the Obligations shall be secured by a continuing security interest and Lien upon all personal property of Borrower as provided in the Security Agreement and the other Security Documents.

SECTION 2.        TERM AND TERMINATION

2.1         Term. Subject to Lender’s right to cease making Loans and other extensions of credit to Borrower at any time on or after the Commitment Termination Date, the Commitment shall become effective on the date of this Agreement (subject to satisfaction of the conditions set forth in Section 3 hereof) and shall expire at the close of business on the day specified in Item 6 of the Terms Schedule (the “Term”), unless sooner terminated as provided in Section 2.2 hereof.

2.2         Termination; Effect of Termination. Lender may terminate the Commitment, without notice, at any time that an Event of Default exists. The Commitment shall automatically terminate upon the occurrence of an Event of Default resulting from the commencement of an Insolvency Proceeding by or against Borrower. Borrower may terminate the Commitment (in whole, but not in part) by giving Lender at least 30 days prior written notice of Borrower’s desire to terminate the Commitment, which notice shall be irrevocable (unless otherwise agreed in writing by Lender). On the date of a termination by Borrower or Lender, all Obligations shall become immediately due and payable without notice to or demand upon Borrower and shall be paid to Lender in cash or by wire transfer of immediately available funds. No termination of the Commitment shall in any way affect any of Lender’s rights or remedies, or any of Borrower’s duties or obligations under the Loan Documents, or any Liens held by Lender.

2.3         Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Loan:

(i)          Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the LIBOR Market Index Rate for such Interest Period, or

(ii)         Lender shall have received notice that the LIBOR Market Index Rate does not adequately and fairly reflect the cost to Lender of making, funding or maintaining their Eurodollar Loans for such Interest Period,

Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to Borrower as soon as practicable thereafter. Until Lender shall notify Borrower that the circumstances giving rise to such notice no longer exist, (i) the obligations of Lender to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless Borrower prepays such Loans in accordance with this Agreement. Unless Borrower notifies Lender at least one (1) Business Day before the date of any Eurodollar Loan for which a Notice of Revolving Borrowing or a Notice of Conversion has previously been given that it elects not to borrow, continue or convert to a Eurodollar Loan on such date, then such Revolving Loan shall be made as, continued as or converted into a Base Rate Loan.

2.4         Illegality. If any Change in Law shall make it unlawful or impossible for Lender to make, maintain or fund any Eurodollar Loan, Lender shall promptly give notice thereof to Borrower, whereupon until the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Loan, Lender’s Revolver Loan shall be made as a Base Rate Loan as part of the same Revolver Loan for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, Lender shall, prior to giving such notice to Lender, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to Lender in the good faith exercise of its discretion.

2.5         Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the LIBOR Market Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the LIBOR Market Index Rate); or

(ii)         impose on Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to Lender of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by Lender hereunder (whether of principal, interest or any other amount), then, from time to time, Lender may provide Borrower with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand Borrower shall pay to Lender such additional amounts as will compensate Lender for any such increased costs incurred or reduction suffered.

(b)          If Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital (or on the capital of the Parent Company of Lender) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which Lender, or such Parent Company could have achieved but for such Change in Law (taking into consideration Lender’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, Lender may provide Borrower with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand Borrower shall pay to Lender such additional amounts as will compensate Lender or such Parent Company for any such reduction suffered.

(c)          A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or the Parent Company of Lender specified in subsection (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive, absent manifest error.

(d)          Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation.

2.6         Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, Borrower shall compensate Lender, within five (5) Business Days after written demand from Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the LIBOR Market Index Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the LIBOR Market Index Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to Borrower by Lender shall be conclusive, absent manifest error.

2.7         Taxes.

(a)          Defined Terms. For purposes of this Section 2.7, the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such demand shall include a certificate identifying the nature and the amount of Indemnified Taxes for which indemnification is sought.

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower or any other Obligor to a Governmental Authority pursuant to this Section 2.7, Borrower or other Obligor shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid; provided, however, a partial payment shall be required to the extent that there is not a less favorable after-tax provision. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.        CONDITIONS PRECEDENT

3.1         Closing Conditions. Lender shall not be obligated to make any extension of credit hereunder unless, on or before May 10, 2017, each of the following conditions has been satisfied:

(a)          Borrower and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, all in form and substance satisfactory to Lender;

(b)          Borrower shall cause to be delivered to Lender the documents described in Item 7 of the Terms Schedule, each in form and substance satisfactory to Lender;

(c)          Lender shall have received evidence satisfactory to it that there are no Liens upon any Collateral other than the Permitted Liens;

(d)          Lender shall have received a final payoff letter from any Person whose outstanding loans to Borrower are to be satisfied from proceeds of the initial Loans hereunder;

(e)          Lender shall have received a Borrowing Base Certificate prepared as of a date satisfactory to Lender, which indicates that, upon giving effect to the initial funding of Loans and the issuance of Letters of Credit as of the Closing Date, plus the payment by Borrower of all fees and expenses incurred in connection herewith, plus the payment of all payables that are unpaid beyond their customary payment terms as of the Closing Date, Availability shall be not less than $3,500,000 as of the Closing Date;

(f)          Lender shall have received assurances, satisfactory to it, that no litigation is pending or threatened against any Obligor which Lender determines may have a Material Adverse Effect;

(g)          Borrower shall have satisfied such additional closing conditions as are set forth in Items 7 and 8 of the Terms Schedule; and

(h)          Each of the conditions precedent set forth in any Rider is satisfied.

3.2         Ongoing Conditions Precedent. Lender shall not be obligated to make any extension of credit unless each of the following conditions is satisfied at the time of the requested extension of credit and after giving effect thereto:

(a)          Lender shall have received from Borrower a notice of borrowing and such other information as Lender reasonably requests in connection with the funding of any Loan or other extension of credit;

(b)          No Default or Event of Default shall exist (whether before or after giving effect to the funding of any Loan or other extension of credit);

(c)          All representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to Lender, as updated in accordance with Section 4.16, shall be true and correct in all material respects with the same effect as though the representations and warranties have been made on the date of the funding of the requested Loan or other extension of credit, except to the extent such representations and warranties relate solely to a specific earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects as of such specific earlier date; and

(d)          Lender shall have received each Borrowing Base Certificate then required by the terms of this Agreement.

SECTION 4.        BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to extend credit, Borrower makes the following representations and warranties, all of which shall be deemed made as of the date hereof and on each date that a request for an extension of credit hereunder is made:

4.1         Existence and Rights; Predecessors. Borrower is an entity as described in the Closing Certificate, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact businesses in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; has the right and power to enter into and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. Except as may be otherwise described in the Information Certificate, during the 5 year period prior to the date of this Agreement, Borrower has not been a party to any merger, consolidation or acquisition of all or substantially all of the assets or equity interests of any other Person and has not changed its legal status or the jurisdiction in which it is organized.

4.2         Authority. The execution, delivery and performance of the Loan Documents by Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law, or any writ, order or decree of any court or governmental authority or agency, or any provision of the Organic Documents of such Person, and do not and will not result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its properties may be subject or bound.

4.3         Litigation. Except as set forth in the Information Certificate, there are no actions or proceedings, pending as to the knowledge of Borrower or threatened, against any Obligor before any court or administrative agency in which amounts in dispute exceed $25,000, and Borrower has no knowledge or belief of any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any Obligor. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

4.4         Financial Condition. All financial statements and information relating to Borrower which have been delivered to Lender pursuant to this Agreement have been prepared in accordance with GAAP, unless otherwise stated therein and except for interim financial statements which (i) will not have all the footnotes required by GAAP and (ii) other than Fiscal Quarters, will not have all the footnotes required by GAAP and (ii) other than Fiscal Quarters, will not have Statements of Cash Flows, and fairly and reasonably present Borrower’s financial condition. There has been no material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender. Borrower has no knowledge of any material liabilities, contingent or otherwise, that are not reflected in such financial statements and information. Borrower has not entered into any special commitments or contracts which are not reflected in such financial statements or information and which may have a material adverse effect upon Borrower’s financial condition, operations or business as now conducted. Borrower is, and after consummating the transactions described in the Loan Documents will be, Solvent.

4.5         Taxes. Borrower has filed all tax returns that it is required to file, and has paid all Taxes shown on said returns as well as all Taxes shown on all assessments received by it to the extent that such Taxes are not being Properly Contested; and Borrower is not subject to any tax Liens and has not received any notice of deficiency or other official notice to pay any Taxes.

4.6         Material Agreements. Borrower is not a party to any agreement or instrument materially adversely affecting its business, assets, operations or condition nor is Borrower in default in the performance, observance or fulfillment of any material obligations, covenants or conditions contained in any agreement or instrument where such default could reasonably be expected to have a Material Adverse Effect.

4.7         Title to Assets; Intellectual Property. Borrower has good title to its assets and the same are not subject to any Liens other than Permitted Liens. Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct business as now operated, without any known conflict with the rights of others, including items described in the Information Certificate.

4.8         Compliance With Laws. Borrower, and its properties, business operations and leaseholds, are in compliance in all material respects with all applicable laws.

4.9         Business and Collateral Locations. Borrower’s chief executive office, principal place of business, office where Borrower’s business records are located and all other places of business of Borrower are as described in the Information Certificate or contemplated and/or permitted by Section 4 of the Security Agreement; and except as otherwise described in the Information Certificate, none of the Collateral is in the possession of any Person other than Borrower, other than Inventory in-transit to Borrower or its customers or Inventory held by subcontractors for processing or fabrication.

4.10       ERISA. Except as otherwise set forth in the Information Certificate, Borrower has no Plan. No Plan established or maintained by Borrower had, has, or is expected to have a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA), and no material liability to the Pension Benefit Guaranty Corporation, has been or is expected by Borrower to be, incurred with respect to any such Plan by Borrower. Borrower is not required to contribute to or is not contributing to a Multiemployer Plan and has no withdrawal liability to any Plan, nor has any reportable event referred to in Section 4043(b) of ERISA occurred that has resulted or could result in liability of Borrower; and Borrower does not have any reason to believe that any other event has occurred that has resulted or could result in liability of Borrower as set forth above.

4.11       Labor Relations. Except as described in the Information Certificate, neither Borrower nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any Subsidiary’s employees, or, to Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

4.12       Anti-Terrorism Laws. Neither Borrower nor any of its Affiliates is in violation of any anti-terrorism law, including the PATRIOT Act, engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-terrorism law, including the PATRIOT Act; or is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any anti-terrorism law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated with a Person listed above. Neither Borrower nor its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

4.13       Capital Structure. As of the date hereof, the Information Certificate sets forth (a) the correct name of each Subsidiary, its jurisdiction or organization and the percentage of its Equity Interests owned by Borrower. Borrower has good title to all of the Equity Interests it purports to own in each of its Subsidiaries, free and clear of any Lien other than Permitted Liens. Since the date of the last audited financial statements of Borrower, Borrower has not made, nor is obligated to make, any Distributions. Except as set forth in the Information Certificate, there are no outstanding agreements or instruments binding upon holders of Borrower’s Equity Interests relating to ownership of such Equity Interests.

4.14       Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective directors, officers and employees and to the knowledge of Borrower its agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of (a) Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions will violate Anti-Corruption Laws or applicable Sanctions.

4.15       Patriot Act. To the extent applicable, Borrower and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act.

4.16       Information Certificate. All of the representations and warranties in the Information Certificate are true and correct as of the date of this Agreement and will remain true after the date of this Agreement; provided that Borrower may update the Information Certificate from time to time by delivering written notice thereof to Lender so long as any changes set forth in any such update are not otherwise violative of this Agreement.

SECTION 5.        AFFIRMATIVE COVENANTS

At all times prior to the Commitment Termination Date and payment in full of the Obligations, Borrower covenants that it shall, and shall cause each of its Subsidiaries to:

5.1         Notices. Notify Lender, promptly after Borrower’s obtaining knowledge thereof, of (i) any Default or Event of Default; (ii) the commencement of any action, suit or other proceeding against, or any demand for arbitration with respect to, any Obligor involving more than $75,000 in the aggregate; (iii) the occurrence or existence of any default by an Obligor under any agreement relating to Indebtedness for money borrowed involving more than $75,000 in the aggregate; or (iv) any other event or transaction which has or could reasonably be expected to have a Material Adverse Effect.

5.2         Maintenance of Rights and Properties. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair, ordinary wear and tear excepted; conduct its business in an orderly manner without voluntary interruption; and maintain and preserve its existence.

5.3         Insurance. In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A or better by Best’s Ratings, a publication of A.M. Best Company, (i) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of Borrower or such Subsidiary and (ii) business interruption insurance in an amount approved by Lender in its reasonable discretion.

5.4         Visits, Inspections and Appraisals. Permit representatives of Lender, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrower to: visit and inspect properties of Borrower and each of its Subsidiaries; inspect, audit and make extracts from Borrower’s Books, including all records relating to any Collateral; and discuss with its officers, employees and independent accountants Borrower’s and each Subsidiary’s business, financial conditions, business prospects and results of operations; provided that Borrower shall not be responsible for Lender’s expenses incurred by Lender in connection with such visits or inspections except to the extent provided in Section 5(c) of the Terms Schedule.

5.5         Taxes. Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or any penalties attached thereto, except and to the extent only that such Taxes are being Properly Contested. If requested by Lender, Borrower shall provide proof of payment or, in the case of withholding or other employee taxes, deposit required by applicable law and shall deliver to Lender copies of all of tax returns (and amendments thereto).

5.6         Financial Statements and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following:

(a)          as soon as available, and in any event within 90 days after the close of each Fiscal Year, unqualified audited balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a consolidated basis, certified without any going concern or other material qualification by Friedman LLP or another firm of independent certified public accountants of recognized national standing selected by Borrower but reasonably acceptable to Lender and setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding Fiscal Year together with the Internal Transfer Pricing Study prepared by Thomson Reuters Corporation or another firm reasonably acceptable to Lender;

(b)          as soon as available, and in any event within 30 days after the end of each Fiscal Month hereafter, including the last Fiscal Month of Borrower’s Fiscal Year, unaudited balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Month and the related unaudited consolidated statements of income for such Fiscal Month and for the portion of Borrower’s Fiscal Year then elapsed, on a consolidated and basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such Fiscal Month and period subject only to changes from audit and year end adjustments and except that such statements need not contain notes;

(c)          as soon as available, and in any event within 45 days after the end of each Fiscal Quarter of Borrower, a calculation of Availability as of the last day of such Fiscal Quarter;

(d)          promptly after the same are filed, copies of all quarterly reports that Borrower is required to file with the SEC under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended from time to time, and any successor statute.

(e)          a Borrowing Base Certificate

(i)          on the Closing Date (prepared as of a date acceptable to Lender),

(ii)         on or before the 15th day of each calendar month (prepared as of the close of business of the previous fiscal month); provided, however, if at any time Borrower shall fail to maintain Availability of at least 20% of the Revolver Commitment Amount, the foregoing provision providing for a monthly borrowing base certificate shall automatically be deemed to be changed to provide for a weekly borrowing base certificate (or more frequent reporting as Lender may reasonably require). All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrower and certified by an Authorized Officer to Lender, provided that Lender shall have the right to review and adjust, in the exercise of its credit judgment, any such calculation (i) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base on any date be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate last received by Lender prior to such date, as the calculation in such Borrowing Base Certificate may be adjusted from time to time by Lender as herein authorized;

(f)          together with each monthly Borrowing Base Certificate, an accounts receivable roll-forward report with respect to all of Borrower’s Accounts; provided, however, if Borrower is required to provide a weekly Borrowing Base Certificate in accordance with the terms of clause (e)(ii) above, Borrower shall deliver such accounts receivable roll-forward report with respect to all of Borrower’s Accounts together with each such weekly Borrowing Base Certificate;

(g)          together with each month end Borrowing Base Certificate (i) a detailed aged trial balance of all of Borrower’s Accounts, specifying the names, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed, (ii) a calculation of all eligible and ineligible Accounts and Inventory, (iii) a summary inventory report by location, (iv) an in-transit inventory report, and (v) a summary accounts payable aging (with a detailed accounts payable aging to be provided upon Lender’s request);

(h)          promptly after the sending or filing thereof, as the case may be, copies of any statements or reports which Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which Borrower files with any governmental authority; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower;

(i)           promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to Borrower notifying Borrower of a significant deficiency or material weakness in the financial reporting infrastructure of Borrower in connection with any annual, interim or special audit of the books of Borrower;

(j)           all reporting with respect to the Collateral as provided in the Security Agreement and the other Security Documents; and

(k)          no later than 30 days prior to the commencement of each Fiscal Year, deliver Projections to Lender for such Fiscal Year.

Concurrently with the delivery of the financial statements described in clauses (a) and (b) of this Section, or more frequently if requested by Lender during any period that a Default or Event of Default exists, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate.

5.7         Compliance with Laws. Comply in all material respects with all applicable laws (including the PATRIOT Act) and all other laws regarding the collection, payment and deposit of Taxes, and shall obtain and keep in full force and effect any and all governmental approvals necessary to the ownership of its properties or the conduct of its business and shall promptly report to Lender any non-compliance known by Borrower.

5.8         Financial Covenants. Comply with all of the financial covenants set forth in Item 9 of the Terms Schedule.

5.9         Banking Relationship. During the term of this Agreement, Borrower shall maintain its primary banking relationship with Lender. Borrower agrees to close all deposit accounts with AloStar Bank of Commerce and to terminate all treasury management products with AloStar Bank of Commerce within 60 days after the date of this Agreement.

5.10       Government Accounts. In the event that an Account Debtor is the United States of America or any department, agency or instrumentality thereof or any other state or local jurisdiction, Borrower shall promptly upon Lender’s request assign its right to payment of such Account to Lender in a manner satisfactory to Lender so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15) or any similar state or local laws and Borrower’s failure to comply promptly with such request by Lender shall entitle Lender to exclude any such Account as an Eligible Account.

5.11       Post-Closing Covenant. Within 25 days after the date hereof, Borrower shall deliver or cause to be delivered to Lender, a lender’s loss payee endorsement (in form and substance reasonably satisfactory to Lender) issued by Lloyd’s of London with respect to policy no. CGSF10054900.

SECTION 6.        NEGATIVE COVENANTS

At all times prior to the Commitment Termination Date and payment in full of the Obligations. Borrower shall not and Borrower shall not permit any Subsidiary to:

6.1         Fundamental Changes. Merge, reorganize as a different type of legal entity, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of any Subsidiary with another Subsidiary; change its name or conduct business under any fictitious name except for fictitious name, if any, shown in the Information Certificate; change its federal employer identification number, organizational identification number or state of organization; relocate its chief executive office or principal place of business without having first provided 30 days prior written notice to Lender; amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents, except for changes that do not affect in any way Borrower’s authority to enter into and perform the Loan Documents to which it is a party, the perfection of Lender’s Liens and any of the Collateral, or its authority or obligation to perform and pay the Obligations; or create any Subsidiary (except in connection with a Permitted Acquisition or except with the consent of Lender, such consent not to be unreasonably withheld); or make any Acquisition (except for Permitted Acquisitions).

6.2         Conduct of Business. Sell, lease or otherwise dispose of any of its assets (including any Collateral) other than a Permitted Asset Disposition; suspend or otherwise discontinue all or any material part of its business operations; or engage in any business other than the business engaged in by it on the Closing Date without the prior written consent of Lender.

6.3         Liens. Create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens.

6.4         Investments. Make any Investments in any Person except for:

(a)         existing Investments in Foreign Subsidiaries of Borrower;

(b)         additional Investments in Foreign Subsidiaries made after the date hereof so long as: (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) either (i) Availability is at least 25% of the then current Revolver Commitment Amount immediately after giving effect to any such Investment in Foreign Subsidiaries or (ii) Availability is at least 20% of the then current Revolver Commitment Amount immediately after giving effect to any such Investment in Foreign Subsidiaries and the pro forma Fixed Charge Coverage Ratio is at least 1.10 to 1.0 computed on a pro forma basis as of the last day of the most recent Fiscal Quarter for which Lender should have received monthly financial statements in accordance with Section 5.6(b) (hereinafter such last day shall be referred to as the “Computation Date”), with such pro forma calculation being made for the four (4) Fiscal Quarter period ending as of the Computation Date and with the amount of any such Investment in Foreign Subsidiaries being included in such computation and being deemed to have been made on the Computation Date and (3) the maximum aggregate amount of such Investments in Foreign Subsidiaries made by Borrower in any Fiscal Year together with the maximum aggregate amount of Distributions made by Borrower in such Fiscal Year shall not exceed the sum of (i) $4,000,000 in the aggregate (calculated on a non-cumulative basis) plus (ii) up to $2,000,000 of the aggregate amount of dividends received by Borrower for such Fiscal Year from Foreign Subsidiaries;

(c)          reimbursement of expenses to officers or employees of Borrower in the Ordinary Course of Business;

(d)         transfers by a Subsidiary to Borrower or to another Subsidiary that is an Obligor; and

(e)         transfers to Lender pursuant to the Loan Documents.

6.5         Indebtedness. Create, incur, guarantee or suffer to exist any Indebtedness other than Permitted Indebtedness.

6.6         Distributions. Declare or make any Distribution other than (a) a Distribution from a Subsidiary of Borrower to Borrower or another Subsidiary of Borrower to another Subsidiary of Borrower and (b) other Distributions so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) either (i) Availability is at least 25% of the then current Revolver Commitment Amount immediately after giving effect to any such Distribution or (ii) Availability is at least 20% of the then current Revolver Commitment Amount immediately after giving effect to any such Distribution and the pro forma Fixed Charge Coverage Ratio is at least 1.10 to 1.0 computed on a pro forma basis as of the last day of the most recent Fiscal Quarter for which Lender should have received monthly financial statements in accordance with Section 5.6(b) (hereinafter such last day shall be referred to as the “Computation Date”), with such pro forma calculation being made for the four (4) Fiscal Quarter period ending as of the Computation Date and with the amount of any such Distribution being included in such computation and being deemed to have been made on the Computation Date and (3) the maximum aggregate amount of such Distributions made by Borrower in any Fiscal Year together with the maximum aggregate amount of Investments in Foreign Subsidiaries made by Borrower in such Fiscal Year shall not exceed $4,000,000 in the aggregate (calculated on a non-cumulative basis).

6.7         ERISA. Withdraw from participation in, permit any full or partial termination of, or permit the occurrence of any other event with respect to any Plan maintained for the benefit of Borrower’s employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers Borrower’s employees.

6.8         Tax and Accounting Matters. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary; make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP; or establish a fiscal year different than the Fiscal Year.

6.9         Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered; (c) transactions with Affiliates that were consummated prior to the Closing Date or pursuant to agreements entered into prior to the Closing Date; and (d) transactions with Affiliates that are (i) fully disclosed to Lender, and (ii) entered into in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

6.10       Stock Repurchases. Make any Stock Repurchase unless (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) either (i) Availability is at least 25% of the then current Revolver Commitment Amount immediately after giving effect to any such Stock Repurchase or (ii) Availability is at least 20% of the then current Revolver Commitment Amount immediately after giving effect to any such Stock Repurchase and the pro forma Fixed Charge Coverage Ratio is at least 1.10 to 1.0 computed on a pro forma basis as of the last day of the most recent Fiscal Quarter for which Lender should have received monthly financial statements in accordance with Section 5.6(b) (hereinafter such last day shall be referred to as the “Computation Date”), with such pro forma calculation being made for the four (4) month Fiscal Quarter period ending as of the Computation Date and with the amount of any such Stock Repurchase being included in such computation and being deemed to have been made on the Computation Date.

SECTION 7.         EVENTS OF DEFAULTS; REMEDIES

7.1         Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default under this Agreement:

(a)          Borrower shall fail to pay (i) interest in respect of the Obligations or fees, reimbursable items or other charges payable under any of the Loan Documents when due and such failure shall continue unremedied for a period of five days, or (ii) any principal in respect of the Obligations when due (whether due at stated maturity, on demand, upon acceleration or otherwise).

(b)          (i) Any Obligor fails or neglects to perform, keep or observe the covenant contained in Section 5.8 on the date that Borrower is required to perform, keep or observe such covenant; (ii) any Obligor fails or neglects to perform, keep or observe in any material respect any covenant contained in Sections 5.1, 5.4, 5.6, 5.7 or 6 on the date that Borrower is required to perform, keep or observe such covenant if the breach of any such covenant is not cured to Lender's satisfaction within 5 Business Days after any Senior Officer's receipt of written notice of such breach from Lender, provided that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any such covenant that is not capable of being cured at all within such 5-Business Day period; (iii) any Obligor fails or neglects to perform, keep or observe in any material respect any other covenant contained in this Agreement if the breach of such other covenant is not cured to Lender's satisfaction within 30 days after of any Senior Officer's receipt of written notice of such breach from Lender, provided that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant that is not capable of being cured at all within such 30-day period; or (iv) any Obligor fails or neglects to perform or discharge in any material respect any covenant or undertaking by it in any other Loan Document if such breach is not cured to Lender's satisfaction within 30 days after any Senior Officer's receipt of written notice of such breach from Lender, provided that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant that is not capable of being cured at all or within such 30-day period.

(c)          Any representation, statement, report, or certificate made or delivered by Borrower to Lender is not true and correct, in any material respect, when made or furnished.

(d)          An Insolvency Proceeding (i) is commenced against an Obligor and is not dismissed within 45 days thereafter or (ii) is commenced by an Obligor.

(e)          One or more judgments that in the aggregate impose monetary liability greater than $500,000 shall be entered against any Obligor and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien.

(f)           There is a default, after the expiration of any applicable cure period, in any material agreement, mortgage, or indenture in excess of $250,000 to which Borrower is a party with a Person other than Lender, if as a result of such default the Indebtedness evidenced or secured by any such agreement may be accelerated or demand for payment thereof may be made.

(g)          Any Guarantor dies or becomes the subject of an Insolvency Proceeding; revokes or attempts to revoke the guaranty signed by such Guarantor; repudiates or disputes such Guarantor’s liability thereunder; is in default under the terms thereof; or fails to confirm in writing, promptly after receipt of Lender’s written request therefor, such Guarantor’s ongoing liability under the guaranty in accordance with the terms thereof.

(h)          A Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Lender, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower’s, or such other Obligor’s complete or partial withdrawal from such Multiemployer Plan.

(i)           Any Obligor shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Lender in accordance with the terms thereof.

(j)           A Change of Control shall occur.

(k)           The occurrence of an event or development which has a Material Adverse Effect.

7.2         Remedies. If an Event of Default as described in Section 7.1(d) shall have occurred and continue in effect, all the Obligations shall become automatically due and payable and the Commitment shall terminate without any action by Lender or notice of any kind. Upon or after the occurrence of an Event of Default, Lender may, in its discretion, without notice to or demand upon any Obligor, do any one or more of the following:

(a)          Declare all Obligations, whether arising pursuant to this Agreement or otherwise, due, whereupon the same shall become without further notice or demand (all of which notice and demand Borrower expressly waives) immediately due and payable, and Borrower shall pay to Lender the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and its court costs if such principal and interest are collected by or through an attorney-at-law;

(b)          Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement among Borrower and Lender;

(c)           Terminate the Commitment, but without affecting Lender’s rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to Lender;

(d)          Notify Account Debtors or lessees of Borrower that the Accounts have been assigned to Lender and that Lender has a security interest therein, collect them directly, and charge the collection costs and expenses to the Loan Account;

(e)           Take immediate possession of any Collateral, wherever located; require Borrower to assemble the Collateral, at Borrower’s expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties; and enter any premises where any of the Collateral may be located and keep and store the Collateral on said premises until sold (and if said premises are the property of Borrower, then Borrower agrees not to charge Lender for storage thereof);

(f)           Sell or otherwise dispose of all or any part of the Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sales, with such notice as may be required by applicable law, in lots or in bulk, for cash or on credit, all as Lender in its discretion may deem advisable; and Borrower agrees to any requirement of notice to Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Lender may designate in said notice;

(g)          Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver; and

(h)           Set off any Deposit Account maintained by Borrower with Lender and apply the balances therein to the payment of the Obligations.

In the course of effectuating any such remedies, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of compensation to any Obligor or any other Person) any or all of Borrower’s patents, trademarks, tradenames and copyrights and all of Borrower’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit. The proceeds realized from any sale or other disposition of any Collateral may be applied, after allowing two Business Days for collection, first to any expenses (including reasonable attorney’s fees) incurred by Lender and then to the remainder of the Obligations in such order of application as Lender may elect in its discretion, with Borrower and Obligors remaining liable for any deficiency.

7.3           Cumulative Rights; No Waiver. All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Borrower in any of the Loan Documents shall be deemed cumulative, and Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, or other applicable law. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No delay by Lender shall constitute a waiver, election or acquiescence by Lender in any failure by Borrower strictly to comply with its obligations under the Loan Documents.

SECTION 8.     GENERAL PROVISIONS

8.1           Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to Lender prior to the Closing Date and using the same method for inventory valuation as used in such audited financial statements, except for any changes required by GAAP.

8.2           Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references in this Agreement to statutes shall include all amendments of same and implementing regulations and any successor statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to ”including” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement. Whenever in any provision of this Agreement Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion unless qualified by the term “reasonable.” Whenever the phrase “to Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of any Senior Officer of Borrower.

8.3           Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender), with full power of substitution, as Borrower’s true and lawful attorney, in Borrower’s or Lender’s name: (a) to endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender’s possession; (b) after the occurrence of an Event of Default, to sign Borrower’s name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any Account invoice or bill of lading; (c) after the occurrence of an Event of Default, to send requests for verification of Accounts, and to contact Account Debtors in any other manner to verify the Accounts; (d) after the occurrence of an Event of Default and upon notice to Borrower, to notify the post office authorities to change the address for delivery of Borrower’s mail to any address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward, within ten (10) Business Days of Lender’s receipt thereof, all other mail to Borrower; and (e) after the occurrence of an Event of Default to do all other things necessary to carry out this Agreement. The foregoing power of attorney, being coupled with an interest, is irrevocable so long as any Obligations are outstanding. Borrower ratifies and approves all acts of the attorney. Neither Lender nor its employees, officers, or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law except for gross negligence or willful misconduct.

8.4           Notices and Communications. Except as otherwise provided in Section 1.1, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party in Item 10 of the Terms Schedule or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Lender and Borrower in accordance with the provisions of this Section. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if by nationally recognized overnight courier, when delivered with receipt acknowledged in writing by the noticed party or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. Notwithstanding the foregoing, no notice to or upon Lender pursuant to Sections 1.1, 2.2 or 5.1 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

8.5           Performance of Borrower’s Obligations. If Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Lender may, in its reasonable discretion at any time, for Borrower’s account and at Borrower’s expense, pay any amount or do any act required of Borrower hereunder or under any of the other Loan Documents or otherwise lawfully requested by Lender. All reasonable costs and expenses incurred by Lender in connection with the taking of any such action shall be reimbursed to Lender by Borrower on demand with interest at the Default Rate from the date such payment is made or such costs or expenses are incurred to the date of payment thereof. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to Lender’s right to proceed thereafter as provided herein or in any of the other Loan Documents.

8.6           Further Assurances. Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to this Agreement and the other Loan Documents and any of the transactions contemplated hereby. Promptly after Lender’s request therefor, Borrower shall execute or cause to be executed and delivered to Lender such instruments, assignments, title certificates or other documents as are necessary under the UCC or other applicable law (including any motor vehicle certificates of title act) to perfect (or continue the perfection of) Lender’s Liens upon the Collateral and shall take such other action as may be reasonably requested by Lender to give effect to or carry out the intent and purposes of this Agreement.

8.7           Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, that Borrower may not assign this Agreement or any rights or obligations hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations and the Loan Documents.

8.8          General Indemnity. Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees and that either (i) arises out of or relates to this Agreement or any of the other Loan Documents (including any transactions entered into pursuant to any of the Loan Documents, Lender’s Liens upon the Collateral, or the performance by Lender of Lender’s duties or the exercise of any Lender’s rights or remedies under this Agreement or any of the other Loan Documents), or (ii) results from any Borrower’s failure to observe, perform or discharge any of such Borrower’s covenants or duties hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees under any environmental laws. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Lender, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a direct and proximate result of its own gross negligence or willful misconduct. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Borrower and each other Obligor with respect to each indemnity given by it in this Agreement or any of the other Loan Documents in favor of Lender shall survive the termination of the Commitment and payment in full of the Obligations. Notwithstanding anything to the contrary in the foregoing or in any of the Loan Documents, Borrower shall not be responsible for any Indemnified Claim to the extent caused by the gross negligence or willful misconduct of Lender, its representatives and/or agents, or any person or entity acting on its behalf.

8.9           Interpretation; Severability. Section headings and section numbers have been set forth herein for convenience only. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise, as this Agreement has been reviewed and prepared by all parties hereto. Each provision of this Agreement shall be severable from every other provision of this Agreement for purposes of determining the legal enforceability of any specific provision.

8.10         Indulgences Not Waivers. Lender’s failure at any time or times to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Lender thereafter to demand strict compliance and performance with such provision.

8.11         Modification; Counterparts; Facsimile Signatures. This Agreement cannot be amended unless in writing signed by Borrower and Lender; supersedes all prior agreements, understandings, negotiations and inducements regarding the same subject matter, and, together with the other Loan Documents, represents the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Counterparts of each of the Loan Documents may be delivered by facsimile or electronic mail and the effectiveness of each such Loan Document and signatures thereon shall have the same force and effect as manually signed originals.

8.12         Governing Law; Consent to Forum. This Agreement shall be deemed to have been made in New York, New York, and shall be governed by and construed in accordance with the internal laws (but without regard to conflict of law provisions) of the State of New York. Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Southern District of New York or any state or superior court sitting in New York County, New York, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Lender reserves the right to bring proceedings against any Obligor in the courts of any other jurisdiction. Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

8.13         Waiver of Certain Rights. To the fullest extent permitted by applicable law, Borrower hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the Loan Documents, the Obligations or the Collateral; (ii) any claim against Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Lender or the use of any proceeds of any Loans; and (iii) notice of acceptance of this Agreement by Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

BORROWER:

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	President & Secretary

Accepted in Atlanta, Georgia:

LENDER:

SUNTRUST BANK

By:	/s/ William A. Sykstus
Name:	William A. Sykstus
Title:	Director

TERMS SCHEDULE

This Terms Schedule is a part of the Loan Agreement dated May 10, 2017, between LAKELAND INDUSTRIES, INC., as Borrower, and SUNTRUST BANK, as Lender (as at any time amended, the “Loan Agreement”). Capitalized terms used in this Terms Schedule, unless otherwise defined herein, shall have the meanings ascribed to them in the Definitions Schedule annexed to the Loan Agreement.

1.	Authorized Officers (Definitions Schedule):

Danyel Webley, Vice President, Finance

2.	Guarantor (Definitions Schedule):

Laidlaw Adams & Peck, Inc.

3.	Revolver Commitment Amount (§1.1):

$20,000,000 which amount may be increased in minimum amounts of $2,500,000 (upon the request of Borrower and with the consent of Lender in its sole discretion) by up to $10,000,000 (for a total of $30,000,000) so long as, prior to giving effect to such increase, no Default or Event of Default has occurred and is continuing.

4.	Interest Rates (§1.4):

(a)          The “Applicable Margin” means, as of any date of determination (with respect to any portion of the outstanding Revolver Loans on such date), the applicable margin set forth in the following table that corresponds to the most recent Availability calculation delivered to Lender pursuant to Section 5.6(c) of the Agreement (the “Availability Calculation”); provided, however, that for the period from the Closing Date through the end of the month in which Lender receives the Availability Calculation in respect of the testing period ending October 31, 2017, the Applicable Margin shall be at the margin in the row styled “Level II”:

Level	Availability	Applicable Margin for Eurodollar Loan	Applicable Margin for Base Rate Loans
I	If Availability is equal to or greater than 66.7% of the current Revolver Commitment Amount	1.50%	0.50%
II	If Availability is less than 66.7% of the current maximum amount of the commitment under the Revolver but equal to or greater than 33.3% of the current maximum amount of the commitment under the Revolver	1.75%	0.75%
III	If Availability is less than 33.3% of the current maximum amount of the commitment under the Revolver	2.00%	1.00%

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Availability Calculation, which will be calculated as of the end of each Fiscal Quarter. Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Lender of the certified calculation of the Availability pursuant to Section 5.6(c) of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification), the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding Availability contained in any certificate delivered pursuant to Section 5.6(c) of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin actually applied for the applicable period of interest, then (i) Borrower shall immediately deliver to Lender a correct certificate for such period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such period, and (iii) Borrower shall immediately deliver to Lender full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such applicable period of interest, which payment shall be promptly applied by Lender to the affected Obligations.

(b)          The “Default Margin” is 2.00%.

5.	Fees and Expenses (§1.5):

(a)          Borrower shall pay to Lender the following fees: (i) an up-front fee of $43,150 payable on the Closing Date; (ii) an unused line fee in an amount equal to the Applicable Unused Fee Percentage of the daily amount by which the Revolver Loan balance for any month (or portion thereof that the Commitment is in effect) is less than the Revolver Commitment Amount, payable in arrears for the previous Fiscal Month on the first day of each Fiscal Month (commencing on June 1, 2017), but if the Commitment Termination Date occurs on a day other than the first day of the month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination; and (iii) a letter of credit fee at a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans on the average daily amount of the LC Exposure during the period from and including the date of issuance of each Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date), a fronting fee, which shall accrue at the rate of 0.125% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), which shall be computed on the basis of a hypothetical year of three hundred sixty (360) days until the date that such Letter of Credit is irrevocably cancelled or expires, whichever is later, and Lender’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(b)          Notwithstanding the foregoing clause (a)(iii), if the Default Rate is in effect, the rate per annum used to calculate the letter of credit fee described above shall automatically be increased by an additional 2.00% per annum.

(c)          Borrower shall reimburse Lender for all costs and expenses incurred by Lender and third parties engaged by Lender in connection with (i) field examinations and reviews of Borrower’s Books and such other matters pertaining to Borrower or any Collateral (including appraisals) as Lender shall deem appropriate and shall also pay to Lender the standard amount charged by Lender per person per day ($1,000 per person per day as of the date of the Loan Agreement) for each day that an agent of Lender shall reasonably be engaged in an examination or review of any of Borrower’s Books and (ii) appraisals of the Borrower’s Inventory conducted by a third party engaged by Lender; provided, however, that, if no Event of Default then exists, Borrower shall only be required to reimburse Lender for (A) one (1) such field examination in any consecutive twelve (12) Fiscal Month period so long as Availability is at least 50% of the Revolver Commitment Amount at all times during such period (2) two (2) of such field examinations in any consecutive twelve (12) Fiscal Month period if Availability is less than 50% of the Revolver Commitment Amount at any time during such period and (3) one (1) such appraisal of Borrower’s Inventory. For the avoidance of doubt, if an Event of Default exists, Lender shall be permitted to conduct as many audits, field examinations, and appraisals, as it shall deem necessary to protect its rights under the Loan Documents and in the Collateral, and Borrower shall reimburse Lender for all costs and expenses incurred by Lender and third parties engaged by Lender in connection with any such audit, appraisal, or field examination.

6.            Term (§2.1):

May 10, 2020.

7.            Documents to be delivered at closing (§3.1(b)):

(a)          A copy of the Organic Documents of Borrower;

(b)          A certificate of the resolutions of the board of directors or other appropriate governing body of each Obligor, signed by a Senior Officer of such Obligor, authorizing such Obligor to execute, deliver and perform its obligations under the Loan Documents;

(c)          A favorable legal opinion of Borrower’s general counsel addressed to Lender regarding such matters as Lender and its counsel may reasonably request;

(d)          Evidence of insurance, including standard forms of certificates of insurance addressed to Lender, reasonably satisfactory to Lender and otherwise confirming Borrower’s satisfaction of the insurance requirements contained in the Loan Documents;

(e)          Duly executed and delivered Lien Waivers as required by any of the Loan Documents; and

(f)          Receipt of Borrower’s financial statements for its most recently concluded Fiscal Year and its most recently concluded Fiscal Month, and such other financial reports, projections and information concerning any Obligor as Lender shall request.

8.            Other Closing Conditions (§3.1(f)):

Lender shall have completed its field examinations of Borrower’s assets, liabilities, books and records in form and substance acceptable to Lender.

Lender shall have received from Borrower with respect to the Alabama Real Estate:

(a)          a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the Alabama Real Estate;

(b)          (i) an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by one or more title companies reasonably satisfactory to Lender (the “Title Policy”) with respect to the Alabama Real Estate, in an amount not less than the fair market value of the Alabama Real Estate, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Lender and (ii) evidence reasonably satisfactory to Lender that Borrower has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of the Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage of the Alabama Real Estate in the appropriate real estate records;

(c)          a recently issued flood zone determination certificate together with any other flood zone related evidence to enable Lender to be in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Lender;

(d)          evidence of flood insurance, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Lender;

(e)          if an exception to the Title Policy with respect to the Alabama Real Estate would arise without an ALTA survey, a current ALTA survey of the Alabama Real Estate in form and substance reasonably satisfactory to Lender; and

(f)          reports and other reasonable information, in form, scope and substance reasonably satisfactory to Lender, regarding environmental matters relating to the Alabama Real Estate.

Lender shall have received all original stock certificates with respect to the Equity Interests pledged pursuant to the Pledge Agreement together with all stock powers executed in blank.

9.            Financial Covenants (Section 5.8):

Borrower covenants that, from the Closing Date until the Commitment Termination Date and payment in full of Obligations, Borrower shall comply with the following covenants, unless Lender consents otherwise in writing:

(a)          Fixed Charge Coverage Ratio. At the end of each Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending July 31, 2017, Borrower and its Subsidiaries (including Foreign Subsidiaries) shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the Applicable Fiscal Period.

(b)          As used herein, the following terms shall have the following meanings ascribed to them:

“Adjusted EBITDA” shall mean for Borrower and its Subsidiaries (including Foreign Subsidiaries) for any Applicable Period, an amount equal to EBITDA for such period plus add backs to EBITDA requested by Borrower and approved by Lender in its reasonable discretion.

“Applicable Fiscal Period” means a period of trailing 4 consecutive Fiscal Quarters ending at the end of each Fiscal Month.

“Capital Expenditures” means, for any period, the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries (including Foreign Subsidiaries) during such period, as determined in accordance with GAAP.

“EBITDA” shall mean for Borrower and its Subsidiaries (including any Foreign Subsidiaries) for any Applicable Period, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, and (iv) the amount of any non-cash compensation as the result of any grant of stock or stock equivalents to employees, officers, directors or consultants of Borrower and its Subsidiaries.

“Fixed Charges” shall mean, for Borrower and its Subsidiaries for such Applicable Period, the sum (without duplication) of (a) Interest Expense for such Applicable Period, (b) scheduled principal payments made on Indebtedness of Borrower and its Subsidiaries during such Applicable Period and (c) dividends and distributions to holders of capital stock, warrants and related instruments paid during such Applicable Period.

“Fixed Charge Coverage Ratio” means for any Applicable Period, a ratio of (a) Adjusted EBITDA for such Applicable Period minus the actual amount paid by Borrower and its Subsidiaries in cash on account of unfinanced Capital Expenditures during such Applicable Period (which for the avoidance of doubt shall include Capital Expenditures financed with proceeds of Revolver Loans) minus taxes actually paid in cash during such applicable period to (b) Fixed Charges for such Applicable Period.

“Interest Expense” shall mean, for Borrower and its Subsidiaries for any Applicable Period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under hedging agreements during such period (whether or not actually paid or received during such period).

“Net Income” shall mean, for any period, the net income (or loss) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any equity interest of Borrower or any Subsidiary of Borrower in the unremitted earnings of any person that is not a Subsidiary and (iii) any income (or loss) of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary on the date that such person’s assets are acquired by Borrower or any Subsidiary.

10.          Notices (§8.4)

If to Borrower:

Lakeland Industries, Inc.

202 Pride Lane, S.W.

Decatur, Alabama 35603

Attn: Teri W. Hunt

Email Address: thunt@lakeland.com

If to Lender:

SunTrust Bank

3333 Peachtree Road, 4th Floor, East Tower

Atlanta, Georgia 30326

Attn: Joseph A. Massaroni

Email Address:  joseph.a.massaroni@suntrust.com

The undersigned have executed this Terms Schedule on the day and year first above written.

Accepted in Atlanta, Georgia:

BORROWER:

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	CEO & President

Accepted in Atlanta, Georgia:

LENDER:

SUNTRUST BANK

By:	/s/ William M. Sykstus
Name:	William M. Sykstus
Title:	Director

DEFINITIONS SCHEDULE

This Definitions Schedule is a part of the Loan Agreement dated May 10, 2017, between LAKELAND INDUSTRIES, INC., as Borrower, and SUNTRUST BANK, as Lender (as at any time amended, the “Loan Agreement”). When used in the Loan Agreement or in any Schedule (including this Definitions Schedule) or Rider thereto, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account Control Agreement” means a Deposit Account Control Agreement in form and substance reasonably acceptable to Lender as security for the Obligations, executed by each depository institution at which Borrower maintains a banking account.

“Account Debtor” means a Person obligated to pay an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of Borrower whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or processed goods), (d) all rights to payment due to Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Accounts Formula Amount” means, on any date of determination thereof, an amount equal to 85% of the net amount of Eligible Accounts on such date plus an amount equal to the lesser of (a) $1,000,000 and (b) 85% of the net amount of Eligible Direct Container Shipment Accounts on such date. As used herein, the phrase "net amount of Eligible Accounts" and “net amount of Eligible Direct Container Shipment Accounts” shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts (which may, at Lender's option, be calculated on shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the voting stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Affiliate” means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 20% or more of any class of the Equity Interests of a Person; or (iii) 20% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

“Agreement” means the Loan Agreement, together with all Schedules (including the Terms Schedule and this Definitions Schedule), Exhibits and Riders thereto (if any), in each case, whether now or hereafter annexed thereto.

“Alabama Real Estate” means the real property of Borrower located at 202 Pride Lane S.W., Decatur, Alabama 35603.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Type of Loan, the “Lending Office” of Lender (or an Affiliate of Lender) as Lender may from time to time specify to Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall have the meaning ascribed to it in Item 4 of the Terms Schedule.

“Applicable Unused Fee Percentage” means for any applicable period of calculation: (a) 0.50% per annum if the average Unused Revolver Amount for such period is equal to or greater than 50% of the Revolver Commitment Amount for such period or (b) 0.25% per annum if the average Unused Revolver Amount for such period is less than 50% of the Revolver Commitment Amount for such period.

“Authorized Officer” means each Senior Officer, each Person identified in Item 1 of the Terms Schedule, and each other person designated in writing by Borrower to Lender as an authorized officer to make requests for Loans or other extensions of credit under the Agreement.

“Availability” means on any determination date, the amount equal to the lesser of (a) the Revolver Commitment Amount less the Availability Reserve or (b) the Borrowing Base on such date, minus (in both cases (a) and (b)) the Revolver Credit Exposure on such date. If the amount of the Revolver Credit Exposure is greater than the Borrowing Base at any date, Availability is zero.

“Availability Reserve” means on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) an amount equal to three (3) months rental payments or other similar charges owing at such time by Borrower in respect of business premises of Borrower owned by any Person other than Borrower on which Collateral of Borrower is located which Lender has not received a Lien Waiver from the landlord or owner of such property; (ii) an amount equal to $150,000 for in-transit inventory expense; (iii) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (iv) all customer deposits or other prepayments held by Borrower; (v) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Lender’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens) or are Permitted Liens; (vi) the outstanding amount of Banking Relationship Indebtedness (excluding therefrom the Borrowings under this Agreement); and (vii) the Dilution Reserve and (viii) such additional reserves as Lender (in its discretion exercised reasonably and in accordance with its customary business practices for comparable asset based transactions) may from time to time establish against the gross amounts of Eligible Accounts and Eligible Inventory to reflect risks or contingencies arising after the Closing Date that may affect such items and that have not already been taken into account in the calculation of the Borrowing Base set forth in the Borrowing Base Certificate most recently provided by Borrower at such time pursuant to this Agreement.

“Banking Relationship Indebtedness” means Indebtedness or other obligations of Borrower to Lender (or any Affiliate of Lender), including any Indebtedness arising out of or relating to (i) demand deposit and operating account relationships between Borrower and Lender (or any Affiliate of Lender) or any cash management services provided to Borrower, including any obligations under Cash Management Agreements, (ii) an agreement relating to any swap, cap, floor, collar, option, forward or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk, and (iii) other products provided by Lender to Borrower, including commercial credit card and merchant card services.

“Base Rate” means the highest of (i) the rate which Lender announces from time to time as its prime or base lending rate, as in effect from time to time, (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum and (iii) one-month LMIR determined on a daily basis (any changes in such rate to be effective as of the date of any change in such rate). Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above, or below Lender prime lending rate.

“Base Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Base Rate.

“Bill of Lading” shall have the meaning given to the term “bill of lading” in Section 1-201(6) of the UCC.

“Borrower’s Books” means all of Borrower’s books and records relating to its existence, governance, financial condition or operations, or any of the Collateral, regardless of the medium in which any such information may be recorded.

“Borrowing” means a borrowing consisting of Loans of the same Type, made or converted or continued on the same date.

“Borrowing Base” means on any date of determination thereof, an amount equal to the sum of the (a) Accounts Formula Amount, plus (b) the Inventory Formula Amount, minus (c) an amount equal to the greater of (i) $1,500,000 or (ii) 7.5% of the then current Revolver Commitment Amount, minus (d) the Availability Reserve on such date. For the avoidance of doubt, no asset acquired in connection with an Acquisition shall be included in the Borrowing Base until Lender has completed its due diligence with respect to such asset, including the receipt of any appraisals or field examinations with respect thereto (which Lender agrees to do in a commercially reasonable time), and such due diligence is satisfactory to Lender in all respects in its reasonable discretion.

“Borrowing Base Certificate” means a certificate, substantially in the form attached hereto as Exhibit 5.6(d), by which Borrower shall certify to Lender, with such frequency as provided in Section 5.6(d) of the Loan Agreement, the amount of the Borrowing Base as of the date of the certificate (which date shall be not more than two (2) Business Days earlier than the date of submission of such certificate to Lender) and the calculation of such amount.

“Business Day” means any day of the week, excluding Saturdays, Sundays, or a day on which banks in Georgia are authorized or required to be closed.

“Cash Collateral” means cash, and any interest or other income earned thereon, that is deposited with Lender in accordance with the Agreement to cash collateralize any of the Obligations.

“Cash Collateral Account” means a demand deposit, money market or other account established by Borrower Lender or an Affiliate of Lender, which account shall be under the control of and in Lender’s name and subject to Lender Liens.

“Cash Management Agreements” means any agreements between Borrower and Lender for the provision of cash management services to Borrower, including automated clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by Lender (or its Applicable Lending Office) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that: (a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of the Equity Interests of Borrower (or other securities convertible into such Equity Interests) representing 50% or more of the combined voting power of all Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Borrower; (b) without the prior written consent of Lender (which shall not be unreasonably withheld), any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the Equity Interests of such Person entitled to vote for members of the board of directors of Borrower on a fully diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such Equity Interests; or (c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the board of directors of Borrower such that a majority of the members of such board of directors are not Continuing Directors.

“Closing Certificate” means the Closing and Incumbency Certificate, executed by certain senior officers of Borrower in favor of Lender as of the Closing Date.

“Closing Date” means the date on which the initial extension of credit is made by Lender, whether by funding of a Loan or otherwise.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” means all of the property and interests in property described in the Security Agreement; all property described in any of the other Security Documents as security for the payment or performance of any of the Obligations; and all other property and interests in property that now or hereafter secure the payment or performance of any of the Obligations.

“Commitment” means the commitment of Lender to make Revolver Loans in accordance with the Agreement, up to the Revolver Commitment Amount.

“Commitment Termination Date” means the date that is the sooner to occur of (i) the last day of the Term or (ii) the date on which the Commitment is terminated pursuant to Section 2 of the Loan Agreement.

“Compliance Certificate” means a Compliance Certificate, in the form attached hereto as Exhibit A, to be submitted to Lender by Borrower pursuant to the Agreement and certified as true and correct by a Senior Officer.

“Consolidated” means, when used with reference to financial statements or financial statement items of Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Continuing Director” means (a) any of Christopher J. Ryan, Alfred John Kreft, Stephen M. Bachelder, Thomas McAteer, or James M. Jenkins, which constitute the members of the board of directors of Borrower who are directors of Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors of Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Controlled Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” means, with respect to any Obligations and during any time that an Event of Default exists, a per annum rate equal to the sum of the Default Margin (as specified in Item 4 of the Terms Schedule), plus the Applicable Margin plus the Base Rate in effect from time to time.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (i) the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce Accounts for the twelve most recently ended Fiscal Months, divided by (ii) total gross sales from Borrower for the same Fiscal Months.

“Dilution Reserve” means, at any date, an amount equal to (i) the percentage points by which the Dilution Ratio exceeds five percent (5%), multiplied by (ii) the Eligible Accounts on such date.

“Direct Container Shipment Account” means an Account generated upon a direct container shipment from an Affiliate of Borrower in China directly to a customer of Borrower in the United States in satisfaction of Borrower’s obligations under its sales contract with such customer.

“Distribution” means, in respect of any entity, (i) any declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of any Equity Interests of the entity (except distributions in such Equity Interests), (ii) any payment, loan, contribution, or other transfer of funds or other property to any holder of an equity interest in the entity other than payments of compensation in the ordinary course of business to such holders who are employees of such entity and (iii) any payment of management fees (or other fees of a similar nature) by the entity to any holder of an Equity Interest of such entity or its Affiliates; and any payment in the nature deferred purchase price of property, however characterized, including , without limitation, as an “earn-out,” fee, royalty or otherwise.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of any Person that is organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Dominion Account” means a special account of Lender established by Borrower at Lender, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

“Eligible Account” means an Account which arises in the Ordinary Course of Business of Borrower from the sale of goods or the provision of services, in each case which is payable in Dollars by the United States of America, is subject to Lender's duly perfected Lien subject only to Permitted Liens, and is deemed by Lender, in its reasonable credit judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by Borrower to any other Subsidiary or Affiliate of Borrower, or a Person controlled by an Affiliate of Borrower; (ii) it is due or unpaid more than 90 days after the original invoice date; (iii) it is unpaid more than 60 days after its due date; (iv) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (v) (A) the total unpaid Accounts of certain Account Debtors (to be agreed to by Borrower and Lender) exceeds a percentage (to be agreed to by Borrower and Lender) of the aggregate amount of all Eligible Accounts, to the extent of such excess; or (B) the total unpaid Accounts of any other Account Debtor exceeds 15% of the aggregate amount of all Eligible Accounts, to the extent of such excess; (vi) any covenant, representation or warranty contained in the Security Agreement with respect to such Account is inaccurate, untrue or has been breached; (vii) the Account Debtor is also Borrower's creditor or supplier to the extent that it has the right to offset, deduct or assert counterclaims with respect to such Account, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (viii) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business; (ix) the Account Debtor is not or has ceased to be Solvent; (x) it arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States or that has its principal office, assets or place of business outside the United States except to the extent that the sale is supported by a letter of credit or credit insurance that is acceptable in all respects to Lender and duly assigned to Lender; (xi) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (xii) the Account Debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless the Borrower has either qualified to transact business in such state as a foreign entity, is not required to so qualify or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (xiii) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (xiv) the Account is subject to a Lien other than in favor of Lender or other than a Permitted Lien; (xv) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xvi) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (xvii) Borrower has made any agreement with the Account Debtor for any deduction therefrom (to the extent of such deduction), except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account or are otherwise disclosed to Lender in writing to the extent they exceed $50,0001; or (xviii) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond payment and due dates provided in clauses (ii) and (iii) above. For the avoidance of doubt, no Account shall simultaneously constitute both an Eligible Account and an Eligible Direct Container Shipment Account.

1 Lakeland requested $100,000; Courtney and I thought $50,000 was more appropriate.

“Eligible Direct Container Shipment Account” means a Direct Container Shipment Account that would be an Eligible Account but for its ineligibility under clause (xv) of the definition thereof.

“Eligible Foreign In-Transit Inventory” means Inventory which is owned by Borrower (other than packaging or shipping materials, labels, samples, display items, bags, replacement parts and manufacturing supplies) which would constitute Eligible Inventory but for the fact that such Inventory is in transit from a location outside the United States to a location of Borrower in the United States and which Lender, in its reasonable credit judgment, deems to be Eligible In-Transit Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Foreign In-Transit Inventory unless: (a) title to such Inventory has passed to Borrower; (b) Borrower shall have been invoiced for the full purchase price for such Inventory to the applicable vendor, including all shipping and related charges (or, with respect to Inventory purchased from any Affiliate of Borrower, such Affiliate has executed an agreement in favor of Lender and in form and substance reasonably acceptable to Lender in which such Affiliate waives all rights of an unpaid seller with respect to such Inventory) and such vendor has no right under any applicable law or pursuant to any document or agreement relating to such Inventory to reclaim, divert the shipment of, stop delivery of or otherwise assert any Lien rights or title retention with respect to, such Inventory; (c) such Inventory is in the possession and control of a third-party shipping company that is independent of the seller thereof; (d) such Inventory is evidenced by a tangible Bill of Lading that (i) is an ocean Bill of Lading, (ii) names Borrower, and only Borrower (or, following the request of Lender while an Event of Default exists, names Lender and only Lender), as consignee, (iii) is located in the United States and in possession of a customs broker that is a party to an Imported Goods Agreement or, following the request of Lender, in the possession of Lender; (iv) is issued either by a common carrier which is not an Affiliate of the applicable vendor or Borrower; (v) covers only such in-transit Inventory; (vi) names Lender as a notify party and bears a conspicuous notation on its face of Lender’s security interest therein (unless such Bill of Lading is a negotiable Bill of Lading issued to the order of Lender); (vii) is subject to Lender’s duly perfected, first-priority security interest and no other Lien that is not a Permitted Lien; and (viii) is otherwise in form and content reasonably acceptable to Lender; (e) such Inventory is fully insured with such insurance companies, in such amounts and subject to such deductibles as are reasonably satisfactory to Lender and with respect to which Lender has been named a loss payee; (f) Borrower has engaged an independent customs broker or other agent with respect to such Inventory, and such customs broker or other agent and Borrower shall have executed and delivered to Lender an Imported Goods Agreement in form and substance reasonably acceptable to Lender; (g) Borrower and the applicable customs broker or other agent are in full compliance with the terms and conditions of the applicable Imported Goods Agreement; (h) such Inventory shall not have been in transit for more than 60 days; and (i) Lender is otherwise satisfied in its reasonable discretion with all aspects of the arrangement among Borrower, the shipping company and all other carriers, the seller of such Inventory and any customs broker or other agent of Borrower involved in the procurement of such Inventory. For the avoidance of doubt, no Inventory shall simultaneously constitute both Eligible In-Transit Inventory and Eligible Inventory.

“Eligible Inventory” means Inventory owned by Borrower which is held for resale which Lender, in its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no such Inventory shall be Eligible Inventory unless (i) it is Inventory in good, saleable condition and not materially defective; (ii) it is finished goods or raw materials; (iii) it is not Foreign In-Transit Inventory; (iv) it is not held on consignment or other sale or return terms; (v) it is not Slow-Moving Inventory; (vi) it meets all standards imposed by any governmental authority; (vii) it conforms in all respects to the warranties and representations set forth in the Security Agreement; (viii) it is at all times subject to Lender's duly perfected, first priority security interest and no other Lien except a Permitted Lien; (ix) it is situated at a location in compliance with the Loan Agreement, is not in transit or outside the continental United States; and (x) it is not the subject of a negotiable warehouse receipt or other negotiable Document or under license to a third party.

“Eligible Slow-Moving Inventory” shall mean finished goods Inventory that would be Eligible Inventory but for the fact that it is Slow-Moving Inventory.

“Equipment” means as to any Person, all of such Person’s now owned and hereafter acquired equipment, as defined in the UCC, wherever located, including all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Interest” means the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the LIBOR Market Index Rate.

“Eurodollar Rate” means (a) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior the first day of such Interest Period, for a one (1) month period, divided by (b) a percentage equal to 1.00% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that (x) if the rate referred to in clause (a) above is not available at any such time for any reason, then the rate referred to in clause (a) shall instead be the interest rate per annum, as determined by Lender, equal to the arithmetic average of the rates per annum at which deposits in U.S. Dollars in an amount equal to the amount of such Eurodollar loans are offered by major banks in the London market to Lender at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of such Interest Period, and (y) if the interest rate determined pursuant to this definition is less than zero, then the Eurodollar Rate shall be deemed to equal zero.

“Event of Default” means any event or condition described in Section 7 of the Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.7 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.

“Fiscal Month” means any fiscal month of Borrower.

“Fiscal Quarter” means any fiscal quarter of Borrower.

“Fiscal Year” means the fiscal year of Borrower for accounting and tax purposes which is described in the Information Certificate.

“Fixed Assets” means property of Borrower consisting of Equipment, Fixtures or real estate.

“Foreign In-Transit Inventory” shall mean Inventory of Borrower that is in transit from a location outside the United States to any location within the United States of Borrower or a Customer of Borrower.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Person listed on Item 2 of the Terms Schedule as a Guarantor and any other Person who may guarantee payment or collection of any of the Obligations.

“Guaranty” means each guaranty now or hereafter executed by a Guarantor with respect to any of the Obligations.

“Imported Goods Agreement” means an agreement among Borrower, Lender and a customs broker or other agent engaged by Borrower (and reasonably acceptable to Lender) with respect to Inventory purchased from a Person located outside the United States, pursuant to which, among other things, the customs broker or other agent agrees, upon notice from Lender, to hold and dispose of the subject Inventory of which it has possession or control solely as directed by Lender.

“Indebtedness” of any Person shall mean, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) capitalized lease obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above, (viii) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries and (xi) obligations under any interest rate hedge agreement or foreign exchange agreement.

“Indemnified Claims” means all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, auctioneers’, consultants’ or paralegals’ fees and expenses), which may at any time be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of the administration, performance or enforcement by Lender of any of the Loan Documents or consummation of any of the transactions described therein; the existence of, perfection of a Lien upon or the sale or collection of or other realization upon any Collateral; or the failure of any Obligor to observe, perform or discharge any of such Obligor’s covenants or duties under any of the Loan Documents, in each case including any cost or expense incurred by any Indemnitee in connection with any investigation, litigation, arbitration, or other judicial or non-judicial proceeding whether or not such Indemnitee is a party thereto. Notwithstanding the foregoing, no Indemnitee shall be entitled to payment indemnity in the event of the gross negligence or willful misconduct of the Indemnitee.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” means Lender and each of its officers, directors, agents (including legal counsel) and Affiliates.

“Information Certificate” means the Information Certificate dated on May 10, 2017, executed by Borrower in favor of Lender.

“Insolvency Proceeding” means a bankruptcy, receivership, assignment for the benefit of creditors, debt adjustment, liquidation or any other insolvency case or proceeding under any applicable law.

“Interest Period” shall mean a period of one month.

“Interest Rate Determination Date” means two (2) Business Days prior to the Closing Date and two (2) Business Days prior to the first day of each calendar month thereafter.

“Inventory Formula Amount” means on any date of determination thereof, an amount equal to the sum of:

(a)          the lesser of (i) 65% of Eligible Inventory, valued at the lower of cost or market and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory, plus

(b)          the lesser of (i) $2,000,000 and (ii) 65% of the Net Orderly Liquidation Value of Eligible Foreign In-Transit Inventory, plus

(c)          the least of (i) $2,000,000, (ii) 65% of Eligible Slow-Moving Inventory, valued at the lower of cost or market and (iii) 85% of the Net Orderly Liquidation Value of Eligible Slow-Moving Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition, transfer of Property or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“LC Commitment” means that portion of the Revolver Commitment Amount that may be used by Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.

“LC Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of Borrower at such time.

“Lender Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by Borrower under the Loan Documents which are paid or advanced by Lender; (b) filing, recording, publication and search fees paid or incurred by Lender, including all recording taxes; and (c) the costs, fees (including reasonable attorneys’, paralegals’, auctioneers’ appraisers’ or other consultants fees) and expenses incurred by Lender (i) to inspect, copy, audit or examine or any of Borrower’s Books or inspect, count or appraise any Collateral in accordance with this Agreement, (ii) to correct any Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced, (iii) in gaining possession of, maintaining, handling, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated, (iv) in collecting the Accounts or recovering any of the Obligations, or (v) in structuring, drafting, reviewing or preparing any amendment, modification or waiver of any of the Loan Documents or in defending the validity, priority or enforceability of Liens.

“Letter of Credit” means any documentary or standby Letter of Credit issued pursuant to Section 1.4 by Lender for the account of Borrower pursuant to the LC Commitment.

“LIBOR Market Index Rate” or “LMIR” means the rate per annum equal to the Eurodollar Rate determined with respect to an Interest Period of one month. The LIBOR Market Index Rate shall be determined monthly on each Interest Rate Determination Date and shall be increased or decreased, as applicable, automatically and without notice to any person on such Interest Rate Determination Date.

“Lien” means any interest in property securing an obligation owed to or a claim by a Person, whether such interest is based on common law, statute or contract.

“Lien Waiver” means the waiver or subordination of Liens satisfactory to Lender from a lessor, mortgagee, warehouse operator, processor or other third party that may have a Lien upon any Collateral that is in such third party’s possession or is located or leased by such party to Borrower, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Lender and shall assure Lender’s access to any Collateral for the purpose of allowing Lender to enforce its rights and Liens with respect thereto.

“Loan” means an advance of money made by Lender to Borrower pursuant to the Agreement, including all Revolver Loans and the Term Loan.

“Loan Account” shall have the meaning set forth in Section 1.8 of the Loan Agreement.

“Loan Documents” means, collectively, the Agreement (including each Rider from time to time executed by the parties), each Note, the Security Documents, Cash Management Agreements, each Lien Waiver, Borrowing Base Certificates, and any other instruments or agreements executed by an Obligor in connection with the Agreement or any of the Obligations.

“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of all Obligors taken as a whole; (ii) has or would be reasonably expected to have any material adverse effect upon the validity or enforceability of the Agreement or any of the other material Loan Documents; (iii) has any material adverse effect upon the title to or value of any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (iv) materially impairs the ability of any Obligor to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due; or (v) materially impairs or delays Lender’s ability to enforce or collect the Obligations or realize upon the Collateral in accordance with the Loan Documents or applicable law.

“Mortgage” means the mortgage of even date herewith granted by Borrower to Lender granting Lender a Lien on the Alabama Real Estate to secure the Obligations.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by Borrower or any member of the Controlled Group.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Orderly Liquidation Value” means the net orderly liquidation value of Inventory of Borrower determined pursuant to an appraisal performed by an appraiser satisfactory to Lender, which appraisal shall include, without limitation, as a factor in the determination of net orderly liquidation value, all costs and expenses projected to be incurred in the conduct of any liquidation of all or any portion of the Inventory.

“Notes” means the Revolver Note and any other promissory note executed by Borrower at Lender’s request to evidence any of the Obligations.

“Notice of Conversion” means a notice given by Borrower to Lender in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 1.5(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 1.1(c).

“Obligations” means (a) all Indebtedness, obligations, covenants, and duties now or at any time or times hereafter owing by Borrower to Lender of any kind and description, whether incurred pursuant to or evidenced by any of the Loan Documents or any other agreement and whether direct or indirect, absolute or contingent, due or to become due, or joint or several, including the principal of and interest on the Loans, all fees, all obligations of Borrower in connection with any indemnification of Lender, all obligations of Borrower to reimburse Lender in connection with any Letters of Credit or bankers acceptances, and all Lender Expenses and (b) all Banking Relationship Indebtedness.

“Obligor” means Borrower, each Guarantor, and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Lender a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Out-of-Formula Condition” shall have the meaning set forth in Section 1.1(b) hereof.

“Out-of-Formula Loan” means a Revolver Loan made or existing when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.

“Parent Company” shall mean, with respect to Lender, the “bank holding company” as defined in Regulation Y, if any, of Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of Lender.

“Patriot Act” the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Items” means all checks, drafts, or other items of payment payable to Borrower, including proceeds of any of the Collateral.

“Payment Office” means the office of Lender located at 3333 Peachtree Road, 4th Floor, East Atlanta, Georgia 30326, or such other location as to which Lender shall have given written notice to Borrower.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a)          either (i) Availability is at least 25% of the then current Revolver Commitment Amount immediately after giving effect to such Acquisition or (ii) Availability is at least 20% of the then current Revolver Commitment Amount immediately after giving effect to any Acquisition and the pro forma Fixed Charge Coverage Ratio is at least 1.10 to 1.0 computed on a pro forma basis as of the last day of the most recent Fiscal Quarter for which Lender should have received monthly financial statements in accordance with Section 5.6(b) (hereinafter such last day shall be referred to as the “Computation Date”), with such pro forma calculation being made for the four (4) Fiscal Quarter period ending as of the Computation Date and with the amount of any such Acquisition being included in such computation and being deemed to have been made on the Computation Date;

(b)          no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto;

(c)          any Subsidiary created or acquired in connection with a Permitted Acquisition shall (A) become a co-Borrower hereunder pursuant to a joinder agreement n form and substance satisfactory to Lender, (B) have its Equity Interests pledged by Borrower to Lender to secure the Obligations pursuant to a pledge agreement in form and substance satisfactory to Lender, (C) co-Borrower shall have the stock certificate evidencing its Equity Interests delivered to Lender together with stock powers executed in blank, and (D) execute and deliver any and all documents requested by Lender to perfect and protect the Liens granted to Lender by such Subsidiary; and

(d)          at least five (5) Business Days prior to the consummation of such Acquisition, an Authorized Officer of the Borrower shall provide a compliance certificate, in form and detail reasonably satisfactory to the Lender, confirming that the foregoing conditions have been met.

“Permitted Asset Disposition” means a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible) of an Obligor, including a disposition of property of a Obligor in connection with a sale-leaseback transaction or synthetic lease, in each case only if such disposition (i) consists of the sale of Inventory of Borrower in the Ordinary Course of Business; (ii) is a transfer of property to Borrower by another Obligor; or (iii) is a disposition of Fixed Assets consented to by Lender in its discretion or otherwise expressly permitted by the Loan Documents.

“Permitted Holder” means each of Christopher J. Ryan, Stephen M. Bachelder, Alfred John Kreft, Thomas McAteer, James M. Jenkins, Teri Hunt, Daniel Edwards and Charles D. Roberson.

“Permitted Indebtedness” means (a) the Obligations; (b) purchase money Debt to the extent incurred for the acquisition of fixed assets consistent with the terms of the Loan Agreement; (c) Debt not otherwise permitted hereunder, but only to the extent outstanding on the Closing Date in amounts disclosed in writing to Lender; (d) Debt arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (f) the loan from Business Development Bank of Canada to Lakeland Protective Real Estate Inc. in the current approximate amount of $775,000 secured by the building in Ontario, Canada, which loan financed such building; (g) Debts incurred by Foreign Subsidiaries owned directly or indirectly by Borrower not to exceed $5,000,000 and which may be secured by Liens on Accounts or Inventories of the Borrower and (h) Debt that is not included in any of the preceding clauses of this definition, is not secured by a Lien, does not exceed $2,000,000 in the aggregate at any time and is subject to terms and agreements acceptable to Lender in its sole discretion.

“Permitted Lien” means any of the following: (i) Liens granted in favor of Lender; (ii) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (iii) statutory Liens (other than Liens for Taxes) arising in the Ordinary Course of Business of Borrower or a Subsidiary, but only if and for so long as payment in respect of such Liens is not at the time required or the Indebtedness secured by any such Liens is being Properly Contested and such Liens do not materially detract from the value of the property of Borrower or such Subsidiary and do not materially impair the use thereof in the operation of Borrower’s or such Subsidiary’s business; (iv) purchase money Liens securing Indebtedness incurred for the purchase of Fixed Assets, provided that such Liens are confined to the property so acquired and secure only the Indebtedness incurred to acquire such property; (v) Liens arising from the rendition, entry or issuance against Borrower or any Subsidiary of any judgment, writ, order or decree for so long as each such Lien is in existence for less than 30 consecutive days after it first arises or the judgment, writ, order or decree is being Properly Contested and is at all times junior in priority to any Liens in favor of Lender; (vi) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC, on payment items in the course of collections; (vii) Liens consisting of pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation or to secure the performance of letters of credit, bids, statutory obligations, surety and appeal bonds and other similar obligations; (viii) Liens described in the definition of Permitted Indebtedness; and (ix) such other Liens as may be consented to in writing by Lender in its discretion.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency, department, or other subdivision thereof.

“Plan “ means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (i) maintained by Borrower for employees or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.

“Pledge Agreement” means that certain pledge agreement of even date herewith whereby Borrower pledges 65% of the Equity Interests in each of its Foreign Subsidiaries.

“Projections” mean projections of Borrower’s financial condition, results of operations, cash flow, operating budget and Availability, prepared on a month-to-month basis for the applicable Fiscal Year pursuant to and as required by Section 5.6(k) hereof.

“Properly Contested” means, in the case of any Indebtedness of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness is not reasonably expected to have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Obligor’s assets with respect to such Indebtedness unless such Lien is at all times subordinate in priority to the Liens of Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Indebtedness results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of, a judgment, the enforcement of such judgment is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Revolver Commitment Amount” means an amount equal to the amount shown on Item 3 of the Terms Schedule.

“Revolver Credit Exposure” means at any date the sum of the outstanding Revolver Loans and the LC Exposure.

“Revolver Loan” shall have the meaning set forth in Section 1.1(a) of the Loan Agreement.

“Revolver Note” means the Revolver Note to be executed by Borrower in favor of Lender, in form satisfactory to Lender, which shall be in the face amount of the Revolver Commitment Amount and shall evidence all outstanding Revolver Loans and the LC Exposure at any time under the Agreement.

“Rider” means, on any date, any rider or supplement executed by Borrower and Lender with reference to this Agreement.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Security Agreement” means the Security Agreement among Borrower and Lender dated or to be dated on or about the date hereof.

“Security Documents” means each instrument or agreement at any time securing or assuring payment of any of the Obligations, including the Security Agreement, the Mortgage, the Pledge Agreement and the Account Control Agreement.

“Senior Officer” means any person occupying any of the following positions with Borrower as of any applicable date: the chairman of the board of directors, president, chief executive officer, chief financial officer, managing member or managing partner.

“Slow-Moving Inventory” means Goods with over one year of supply.

“Solvent” means, as to any Person, such Person (i) is able to pay all of its debts as such debts mature, (ii) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (iii) is not “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code, and (iv) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

“Stock Repurchase” means, in respect of any entity, (i) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any Equity Interests of the entity or any other payment or distribution made in respect thereof, either directly or indirectly, (ii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of the entity now or hereafter outstanding and (iii) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of the entity’s Equity Interests or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“Subsidiary” means a Person in which 50% or more of all Equity Interests (or those having a power to vote) is owned, directly or indirectly, by Borrower, one or more other Subsidiaries of Borrower or one or more other Subsidiaries.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other governmental authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by the net income or overall gross receipts of Lender.

“Term” means the term set forth in Section 2.1 of the Loan Agreement.

“Terms Schedule” means the Terms Schedule annexed to the Loan Agreement.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Market Index Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“Unused Revolver Amount” means for any applicable period of calculation, the extent to which the Revolver Credit Exposure for such period is less than the Revolver Commitment Amount.

“Withholding Agent” shall mean Borrower, any other Obligor or Lender, as applicable.

All other capitalized terms contained in the Agreement and not otherwise defined therein shall have, when the context so indicates, the meanings provided for by the UCC. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Security, Securities Account, and Software.

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The undersigned have executed this Definitions Schedule on the day and year first above written.

BORROWER:

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	CEO & President

Accepted in Atlanta, Georgia:

LENDER:

SUNTRUST BANK

By:	/s/ William M. Sykstus
Name:	William M. Sykstus
Title:	Director

Loan Agreement Definitions Schedule